UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)         July 27, 2006

Community Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)

2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

(229) 446-2265
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 27, 2006, Albany Bank and Trust, N.A. (“Albany”) and AB&T National Bank (“AB&T”, and collectively with Albany, the “Banks”), each a wholly-owned subsidiary of Community Capital Bancshares, Inc., entered into written agreements with the Office of the Comptroller of the Currency (the “Agreements”). Under the Agreements, the Banks agreed to establish committees to evaluate their compliance with the terms of the Agreements and to maintain higher capital levels. The Banks have committed to review the CEO, President, Senior Loan Officer and other management positions for the Banks to ensure that they have appropriate management in place to comply with all applicable laws and to manage the day-to-day operations of the Banks. The Banks also committed to improve their records and management information systems, information technology systems, reduce their credit risk, and review and enhance their lending policies and systems with regard to credit and collateral documentation, loan review and related records, and loan portfolio management. Under its Agreement, Albany also will review and enhance its internal controls and its conflict of interest policy and overdraft policy, and has committed to improve its insider transaction records.  The Agreements include additional commitments regarding strategic planning, allowances for loan and lease losses, interest rate risk, liquidity, internal audit, each Bank’s investments, and each Bank’s transactions with its affiliates, including Community Capital Bancshares, Inc.

Prior to entering into the Agreements, the Banks had already taken significant steps to address many of the above issues, and management of Albany and AB&T, respectively, is committed to ensuring that all of the requirements of the Agreements are met, which will entail commissioning a third party management study, adding executives and staff, increasing the ratio of Tier 1 capital to risk-weighted assets and adjusted total assets, and increasing each Bank’s liquidity. The Banks expect to address most of the matters in the Agreements within 60 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: August 2, 2006
By: /s/ David J. Baranko
Name: David J. Baranko
Title: Chief Financial Officer